EXHIBIT 15


                    LETTER ON UNAUDITED FINANCIAL INFORMATION


June 26, 1998

New Century Energies, Inc.:


We are aware that New Century Energies, Inc. has incorporated by reference in this Registration Statement (Form S-8) pertaining to the registration of New Century Energies, Inc. common stock for the benefit plans listed on the cover of the Registration Statement, its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated May 14, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.




                                                   Very truly yours,


                                                   /s/ Arthur Andersen LLP